As filed with the Securities and Exchange Commission on February 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Linde plc

(Exact name of registrant as specified in its charter)

Ireland	98-1448883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 Riverview Dr. Danbury, Connecticut United States 06810	Forge 43 Church Street West Woking, Surrey GU21 6HT United Kingdom

+44 1483 242200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2021 Linde plc Long Term Incentive Plan

(Full Title of Plan)

Guillermo Bichara

Executive Vice President and Chief Legal Officer

Linde plc

43 Church Street West

Woking, Surrey GU21 6HT

United Kingdom

+44 1483 242200

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed by Linde plc (the “Registrant”), relating to 9,000,000 ordinary shares, nominal value €0.001 per share, of the Registrant issuable under the 2021 Linde plc Long Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

1.	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022;

2.	Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2022, filed on May 2, July 28 and October 27, 2022, respectively;

3.	Registrant’s Current Reports on Form 8-K, filed on March 31 , July 29, December 5, December 8, 2022, January 23, 2023 and January 24, 2023, respectively; and

4.	The description of the Company’s ordinary shares, nominal value €0.001 per share, Exhibit 4.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, File No. 1-38730, including any amendments or reports filed for the purposes of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated or deemed incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated or deemed incorporated by reference into this Registration Statement or by any document which constitutes a part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Linde plc is incorporated under the laws of Ireland.

Under Irish law, a company may not exempt or indemnify its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

The Irish Companies Act permits a company to pay the costs or discharge the liability of a director or the secretary only where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary. Any obligation of an Irish company that purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.

In addition, Linde plc’s Constitution provides, so far as is permitted under the Irish Companies Act, that every director and the secretary shall be entitled to be indemnified by Linde plc against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Linde plc and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

Linde plc will also indemnify any person who was, is or is threatened to be made a party to a Proceeding (defined below) by reason of the fact that he or she is or was an “officer” as such term is defined under the Exchange Act (excluding any director or secretary), as well as with individuals serving as director, officer or some other function of any other entity, to the fullest extent permitted under Irish law, as the same exists or may hereafter be amended. Such right shall include the right to be paid by Linde plc expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under Irish law, as the same exists or may hereafter be amended; provided that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the officer or other covered person is not entitled to be indemnified under this article or otherwise. “Proceeding” means any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit, claim or proceeding, and any inquiry or investigation that could lead to such an action, suit, claim or proceeding.

The directors and officers of Linde plc and the other registrants are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by us.

In addition, Linde Inc. (formerly, Praxair, Inc.), a subsidiary of Linde plc, has entered into indemnification agreements with each of Linde plc’s directors that provide for indemnification in respect of liabilities incurred by them while acting in their capacities as directors of Linde plc in accordance with customary standards.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association of Linde plc (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2018, File No. 333-218485).

4.1	2021 Linde plc Long Term Incentive Plan (incorporated by reference to Exhibit 10.01 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, File No. 1-38730).

5.1	Opinion of Arthur Cox LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.4	Consent of Arthur Cox (Included as part of its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (Included on the signature pages to this Registration Statement).

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” exhibit in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danbury, Connecticut on this 15th day of February, 2023.

LINDE PLC

By:	/s/ Guillermo Bichara
	Name:	Guillermo Bichara
	Title:	General Counsel

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed by the following duly authorized representative in the United States:

/s/ Guillermo Bichara
Name:	Guillermo Bichara
Title:	General Counsel

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Registrant, a public limited liability company organized and existing under the laws of Ireland, hereby constitutes and appoints, Mr. Matthew J. White and Mr. Guillermo Bichara and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below on this this 15th day of February, 2023.

Signature	Title

/s/ Sanjiv Lamba Sanjiv Lamba	Director and Chief Executive Officer
(Principal Executive Officer)

/s/ Matthew J. White Matthew J. White	Chief Financial Officer
(Principal Financial Officer)

/s/ Kelcey E. Hoyt Kelcey E. Hoyt	Controller
(Principal Accounting Officer)

/s/ Stephen F. Angel Stephen F. Angel	Director and Chairman of the Board

/s/ Dr. Thomas Enders Dr. Thomas Enders	Director

/s/ Joe Kaser Joe Kaser	Director

/s/ Dr. Victoria Ossadnik Dr. Victoria Ossadnik	Director

/s/ Prof. DDr. Ann-Kristin Achleitner Prof. DDr. Ann-Kristin Achleitner	Director

/s/ Edward G. Galante Edward G. Galante	Director

/s/ Prof. Dr. h.c. Martin Richenhagen Prof. Dr. h.c. Martin Richenhagen	Director

/s/ Alberto Weisser Alberto Weisser	Director

/s/ Robert L. Wood Robert L. Wood	Director